Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of February 22, 2022, by and between Bandwidth Inc. ("Bandwidth"), a Delaware corporation with its principal place of business at 900 Main Campus Drive, Suite 100, Raleigh, North Carolina 27606, and Anthony Bartolo ("Executive").

    BACKGROUND

A.     Bandwidth seeks to employ Executive as Bandwidth’s Chief Operating Officer.

B.    Bandwidth and Executive now desire to enter into this Agreement in order to formalize the terms and conditions of employment pursuant to this Agreement.

C.    All initially capitalized terms are either defined herein (but not necessarily where first used) or are defined in Exhibit A attached hereto and incorporated herein by this reference.

    AGREEMENT

In consideration of the foregoing, the agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Employment Period. Bandwidth agrees to employ Executive and Executive agrees to serve Bandwidth for the period beginning on February 28, 2022 (or such other date as mutually agreed between Executive and Bandwidth, the "Effective Date") and ending at 11:59 p.m., Raleigh, North Carolina, local time, on December 31, 2022 (as may be extended, the "Employment Period"). The Employment Period will automatically extend for consecutive additional one (1) year periods unless either party provides the other with written notice to the contrary no less than sixty (60) days prior to the expiration of the then current Employment Period. If notice of non-extension is provided by Bandwidth, this Agreement and Executive’s employment shall terminate at the end of the then current Employment Period, and such termination of employment shall be treated as a termination by Bandwidth other than for Cause. This Agreement may be terminated before the expiration of the Employment Period only pursuant to Section 4. Bandwidth and Executive each acknowledges and agrees that this Agreement does not interrupt the continuity of Executive's employment.

2.    Nature of Duties.

2.1    During the Employment Period, Executive will serve as Bandwidth’s Chief Operating Officer. As such, Executive will act in conformity with the management policies, guidelines and directions issued by Bandwidth's Chief Executive Officer (the "Chief Executive Officer"), and will have general charge and supervision of those functions and such other responsibilities as the Chief Executive Officer determines and assigns. Executive will report to the Chief Executive Officer.

Exhibit 10.1
2.2    Executive will work exclusively for Bandwidth on a full-time basis, with his primary office at Bandwidth’s office in Raleigh, North Carolina. During normal business hours, Executive will devote substantially all of his business time and attention to Bandwidth's business. Executive acknowledges and agrees that the performance of Executive’s duties and responsibilities hereunder may require global business travel from time to time. The foregoing does not prohibit Executive from engaging in civic, professional and business activities that do not interfere with his duties to Bandwidth, and that otherwise do not violate this Agreement.

2.3    Executive will perform his duties and responsibilities hereunder diligently, faithfully and loyally.

2.4    Executive (a) will abide by any confidentiality and non-solicitation provisions of any agreement(s) to which he is bound in respect of his employment with any former employer, (b) will not use any confidential or proprietary information of a former employer or other party in the performance of his duties and responsibilities for Bandwidth, and (c) will not solicit customers or employees of a former employer or other party in violation of any applicable such provision(s).

3.    Compensation and Benefits.

3.1    Base Salary and Expenses.

3.1.1    During the Employment Period, Bandwidth will pay to Executive a salary at the initial rate of $400,000 per annum (the "Base Salary"). The Base Salary will be earned and paid in equal installments, semi-monthly, or at such other interval as the Bandwidth’s Board of Directors (the “Board”) or Compensation Committee of the Board (the “Compensation Committee”) directs, but no less often than once each month. At the beginning of each year during the Employment Period, the Chief Executive Officer will in good faith review the Base Salary and recommend to the Board and/or Compensation Committee any increases (but not decreases) for determination by the Board and/or the Compensation Committee. Bandwidth shall be entitled to withhold, or cause to be withheld, any amount of federal, state, city or other withholding taxes or other amounts either required by law or authorized by Executive with respect to payments made to Executive in connection with his employment hereunder.

3.1.2    Bandwidth will reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive on Bandwidth's behalf during the Employment Period, so long as such expenses are reimbursable under Bandwidth’s policies in effect from time to time. At Executive's request, expenses will be advanced before an expenditure is incurred, or they will be paid by Bandwidth directly to third parties from which goods or services are being obtained.

3.2    Bonus Compensation.

3.2.1    In addition to the Base Salary, Bandwidth will pay to Executive bonus compensation each year during the Employment Period of up to 75% (the “Target Bonus”) of the Base Salary pursuant to Bandwidth’s Management By Objective (“MBO”) Plan (the "MBO Bonus Compensation").

3.2.2    MBO Bonus Compensation for a given year will be earned, if at all, based upon satisfaction of Executive’s individual performance objectives and Bandwidth’s corporate objectives, with each component weighted as set forth in the MBO Plan approved by the Compensation Committee. The portion of MBO Bonus Compensation based on Executive’s individual performance objectives will be earned pro-rata upon Executive attaining each objective, as reasonably determined by the Chief Executive Officer, who will make recommendations to the Compensation Committee as to Executive’s satisfaction of such individual performance objectives. The portion of MBO Bonus Compensation based on corporate objectives will be earned pro-rata based on the achievement, and weighting, of Bandwidth’s corporate objectives as reasonably determined by the Chief Executive Officer, who will make recommendations to

Exhibit 10.1
the Compensation Committee as to Bandwidth’s satisfaction of its corporate objectives. . Executive may receive more than the Target Bonus if Bandwidth exceeds its corporate objectives for a given year. Solely by way of example, if Bandwidth achieves one hundred percent (100%) of each of the corporate objectives established from time to time and Executive achieves one hundred one percent (101%) of Executive’s personal objectives, the MBO Bonus Compensation would be calculated by multiplying Executive’s Target Bonus by 1.01. Notwithstanding the foregoing, the Compensation Committee may in its discretion limit the extent to which the Target Bonus may be exceeded.

The Chief Executive Officer from time to time may recommend for consideration by the Compensation Committee the inclusion of additional corporate objectives or changes to the weighting of corporate objectives.

3.2.3    Notwithstanding anything to the contrary herein, (a) the Compensation Committee will have final approval of MBO Bonus Compensation, if any, to be paid to Executive, and (b) Bandwidth may alter the bonus compensation programs applicable to Executive, or any components thereof, at any time in its discretion.

3.2.4.    Any MBO Compensation will be paid no later than March 15th of the year succeeding the calendar year with respect to which the MBO Bonus Compensation, if any, is earned. Executive’s MBO Bonus Compensation for 2022 will be pro-rated for the Executive’s partial year of employment during the 2022 calendar year.

3.2.5    Bandwidth will pay to Executive a one-time signing bonus (“Signing Bonus”) in the amount of $700,000, which shall be paid (a) as to 50% of the Signing Bonus, on the first payroll date after the Effective Date, and (b) as to the remaining 50% of the Signing Bonus, on the first payroll date following the one year anniversary of the Effective Date, subject, in each case, to continued employment on the payment date. If Executive resigns without Good Reason or Bandwidth terminates Executive for Cause, in either case prior to the second anniversary of the Effective Date, then Executive shall be required to repay the full gross amount of the Signing Bonus to Bandwidth within 90 days following such termination of employment. Bandwidth may, but shall not be required to, offset any amounts required to be repaid under the foregoing sentence against any amounts otherwise owed to Executive by Bandwidth to the extent that such offset will not cause a violation of, or result in any additional tax or penalty under, Section 409A.

3.2.6     In addition to the MBO Bonus Compensation and the Signing Bonus, the Chief Executive Officer will from time to time review Executive’s efforts on behalf of Bandwidth and may make recommendations to the Board and/or the Compensation Committee for determination by the Board and/or the Compensation Committee a special bonus for extraordinary service. Special bonuses, if any, will not count as any other compensation payable under this Agreement.

3.3    Restricted Stock Units.

3.3.1    On or within 30 days following the Effective Date, Bandwidth will grant Executive an award of a number of restricted stock units (the “RSUs”) equal to (i) $3,000,000 divided by (ii) the closing sales price of a share of common stock of Bandwidth on the effective date of the approval of the grant of such RSUs under Bandwidth’s 2017 Incentive Award Plan, as amended and/or restated, which will vest in four equal annual installments following the Effective Date, subject to Executive’s continued service to Bandwidth (the “Initial RSU Award”). The Initial RSU Award will be governed by and subject to the terms of the Plan and a separate RSU award agreement to be entered into between Executive and Bandwidth.

3.3.2    Upon a Qualifying Termination (as defined below), the Initial RSU Award and any other equity award granted to Executive by Bandwidth that is scheduled to vest solely based on the passage of

Exhibit 10.1
time (as opposed to performance goals) (each, an “Additional Equity Award”) will become vested, subject to the release requirement below, with respect to that portion of the Initial RSU Award or Additional Equity Award, as applicable, that is scheduled to vest within six (6) months following Executive’s termination. Notwithstanding the foregoing, upon a Qualifying Termination within 12 months after a Change in Control, any outstanding and unvested portion of the Initial RSU Award and any Additional Equity Award will become fully vested subject to the release requirements in Section 3.4.3..

3.3.3    This Section 3.3 is intended to be an award agreement itself, and is intended to supplement the terms and conditions of any and all other award agreements between Bandwidth and Executive relating to any options or restricted stock granted to Executive by Bandwidth, and the terms of this Section 3.3 will govern the terms of such other award agreements in the event of any conflicts, regardless of whether such other agreements are heretofore or have previously been entered into by the parties.

3.4    Cash Severance Benefits.

3.4.1    If Bandwidth terminates Executive other than for Cause, or Executive resigns for Good Reason (either, a “Qualifying Termination”), then Bandwidth will pay to Executive an amount in cash ("Severance") equal to (i) one hundred percent (100%) of the then-current Base Salary, plus (ii) one hundred percent (100%) of the Target Bonus, plus (iii) any unpaid portion of the Signing Bonus, plus (iv) a healthcare stipend, grossed up for taxes, in an amount sufficient to facilitate your purchase of healthcare coverage of your choice (including COBRA) comparable to your then-current coverage for a period of twelve (12) months. Such amount, less any applicable taxes and other similar amounts, will be paid in equal installments over a twelve (12) month period following the termination in accordance with Bandwidth’s standard payroll practices and procedures.

3.4.2    Notwithstanding the foregoing and in lieu of any amounts payable pursuant to Section 3.4.1, if a Qualifying Termination occurs within 12 months following a Change in Control, then Bandwidth will pay to Executive Severance equal to (i) one hundred fifty percent (150%) of the then-current Base Salary, plus (ii) one hundred percent (150%) of the Target Bonus, plus (iii) a healthcare stipend, grossed up for taxes, in an amount sufficient to facilitate Executive’s purchase of healthcare coverage of his choice (including COBRA) comparable to your then-current coverage for a period of eighteen (18) months. Such amount, less any applicable taxes and other similar amounts, will be paid in equal installments over an eighteen (18) month period.

3.4.3    Notwithstanding anything to the contrary in this Agreement, the receipt of any Severance and the acceleration of any equity vesting, in whole or in part, provided for pursuant to this Agreement or otherwise will be dependent upon Executive’s delivery to Bandwidth of an effective general release of claims substantially in the form attached hereto as Exhibit B not later than sixty (60) days after the date of Executive’s termination of employment (or such longer period as may be required by applicable law), and shall be paid or commence no later than thirty (30) days thereafter, with the first payment to include any amounts that would have been payable on payroll dates occurring after Executive’s termination of employment and prior to such first payment.

3.5    Annual Equity Awards. During the Employment Period, Bandwidth will consider granting Executive annual equity-based awards.

3.6    Vacation. During the Employment Period, Executive will be entitled to take vacation time in accordance with Bandwidth's policies, but no less than 20 days of paid vacation per year. Bandwidth and Executive will reasonably agree on when vacation time can be taken, and how many weeks can be taken consecutively. In the event that all or any part of the vacation is not taken for any reason during any year, there will be no compensation paid in lieu thereof, and accrued and unused

Exhibit 10.1
vacation time will not be carried over and added to the vacation time for the succeeding year in accordance with such policy, unless otherwise approved by the Chief Executive Officer.

3.7    Health, Disability, Retirement, Death and Insurance Benefits. Bandwidth will provide Executive with the same health, disability, retirement, death and other fringe benefits as are generally provided to the executive employees of Bandwidth in accordance with such terms, conditions and eligibility requirements as may from time to time be established or modified by Bandwidth; provided, that Bandwidth will pay the entire premium for Executive’s then-current coverage under Bandwidth's group health insurance plan unless Bandwidth reasonably determines that paying the entire premium would be discriminatory and could subject Executive to adverse income tax consequences.

    3.8    Indemnification.

3.8.1    During the Employment Period and after Executive’s termination of employment, Bandwidth shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of Bandwidth or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at Bandwidth’s request, in each case to the maximum extent permitted by law and under Bandwidth’s Certificate of Incorporation and By-Laws. This indemnification right is in addition to any similar rights under any statute, Bandwidth’s Certificate of Incorporation, By-Laws and under any other applicable agreements that now exist or may exist from time to time. During the Employment Period and for at least 3 years following Executive’s termination of employment, Executive shall be covered by any policy of directors’ and officers’ liability insurance maintained by Bandwidth for the benefit of its officers and directors.

3.8.2     (a) Bandwidth agrees to pay all reasonable costs of defense incurred by Executive in respect of any litigation or threatened litigation against Executive by Executive’s former employer related solely to an alleged breach of Executive’s agreement not to compete with such former employer, and (b) if, through final adjudication by a court or otherwise, the disgorgement of any compensation Executive received from such former employer, or damages, or both, are payable to Executive’s former employer, Bandwidth agrees it will reimburse Executive for fifty percent (50%) of any such amount, in each case, subject to Section 13.3 and Executive’s timely submission of reimbursement requests. Any payments made by Bandwidth hereunder shall be grossed up for taxes. Bandwidth’s obligations under this Section 3.8.2 shall terminate immediately upon Executive’s resignation other than for Good Reason, or upon Bandwidth’s termination of Executive for Cause.

4.    Termination.

4.1    Executive's employment with Bandwidth will terminate automatically upon Executive's death.

4.2    Bandwidth may terminate Executive’s employment at any time.

4.3    If at any time during the Employment Period Bandwidth (i) assigns Executive to serve in a capacity other than as Bandwidth's Chief Operating Officer or assigns Executive to perform tasks inconsistent with such position, in each case, which results in a material diminution in Executive’s authority, duties or responsibilities, or (ii) Bandwidth materially breaches any provision of this Agreement (either such circumstance referred to herein as “Good Reason”), then Executive may resign his employment by providing notice to Bandwidth within thirty (30) days of such event of the reasons for his resignation under this provision. Bandwidth shall have thirty (30) days following receipt of such notice to remedy and cure the alleged diminution or breach. If Bandwidth does not cure such breach, Executive shall resign his employment and such resignation will be deemed to be a termination by

Exhibit 10.1
Bandwidth other than for Cause and/or a resignation by Executive for Good Reason. Executive can resign at any time other than for Good Reason.

4.4    Bandwidth will have the right to terminate Executive at any time, immediately, for Cause. "Cause" will mean: (i) Executive is convicted of any felony (or Executive pleads guilty or nolo contendere thereto); (ii) Executive fails or refuses to perform, in any material respect, the written policies or directives of the Chief Executive Officer, unless such failure is corrected within thirty (30) days following his receipt of written notice of such failure from Bandwidth that specifically identifies the manner in which the Chief Executive Officer believes Executive has substantially failed to materially perform his duties; (iii) Executive materially breaches the provisions set forth in Section 2.2 of this Agreement unless such breach is corrected within thirty (30) days following his receipt of written notice of such breach from Bandwidth that specifically identifies the manner in which the Chief Executive Officer believes Executive has breached such Section 2.2, and such failure shall not be eligible for correction if it occurs more than once in any three month period, provided that Executive has been provided notice of such initial breach; (iv) Executive materially breaches this Agreement or any other agreement between Bandwidth and Executive, including, without limitation, any applicable nondisclosure agreement, unless such failure is corrected within thirty (30) days following his receipt of written notice of such failure from Bandwidth that specifically identifies the manner in which the Chief Executive Officer believes Executive has breached the agreement; (v) Executive materially breaches the provisions set forth in Section 2.4 regarding his agreement to comply with applicable restrictive covenants imposed by a former employer or other party; or (vi) the gross or willful misconduct by Executive with regard to Bandwidth or any employee of Bandwidth that is materially injurious to Bandwidth or such employee.

5.    Effects of Termination.

5.1    Upon Executive’s termination of employment for any reason (including death), he will be entitled to receive (in addition to any compensation and benefits he is entitled to receive under Section 3 above, if applicable): (i) any earned but unpaid Base Salary, (ii) any earned but unpaid Bonus Compensation, (iii) unreimbursed business expenses in accordance with Bandwidth’s policies for which expenses Executive has provided appropriate documentation, (iv) a lump sum cash amount equal to the value of his unused vacation days in accordance with the standard written policy of Bandwidth, and (v) any vested amounts or benefits to which Executive is then entitled under the terms of the benefit plans then sponsored by Bandwidth in accordance with their terms. All of Bandwidth's other obligations under this Agreement will end immediately upon Executive’s termination of employment. Notwithstanding the foregoing, the provisions of Section 3.8 hereof, to the extent such provisions by their terms call for performance subsequent to termination of Executive’s employment hereunder, or of this Agreement, shall survive such termination.

5.2    Any controversy or claim arising out of or relating to the benefits and entitlements of Executive following a Change of Control will be resolved by binding arbitration in Raleigh, North Carolina with the American Arbitration Association, pursuant to their commercial arbitration rules then in effect. The determination of the arbitrator will be conclusive and binding on Bandwidth and Executive, and judgment may be entered on the arbitrator's award in any court of competent jurisdiction. The prevailing party may recover its attorneys’ fees and expenses incurred in such dispute, including the cost of the Arbitration if the prevailing party initiated the action.

Exhibit 10.1
6.    Covenant Not To Compete.

6.1    Inducement. This covenant between Executive and Bandwidth is being executed and delivered by Executive in consideration of Executive's employment with Bandwidth and each party's rights and obligations agreed to hereunder (including, without limitation, the Base Salary, Bonus Compensation, the Signing Bonus and other benefits and payments set forth herein). Executive acknowledges that Bandwidth's business and Executive's responsibilities are international in scope. Executive further acknowledges that the covenant not to compete with Bandwidth contained in this Section 6 was and has been a condition of his employment since Executive was originally employed by Bandwidth.

6.2    Restricted Activities ─ Duration. Except as otherwise consented to or approved by the Chief Executive Officer in writing, Executive agrees that during the term of this Agreement and for twelve (12) months after Executive's employment with Bandwidth ends, regardless of the time, manner or reasons for termination, and regardless of whether terminated by Executive or Bandwidth, but only so long as Bandwidth does not breach its obligations in this Agreement, Executive will not, directly or indirectly, acting alone or as a member of a partnership or as an owner, director, officer, employee, manager, representative or consultant of any corporation or other business entity:

6.2.1    engage in any business in competition with the business that is conducted by Bandwidth in the United States, Canada or any European, Asian, Pacific or other foreign country in which Bandwidth then or thereafter transacts business or is making a bona fide attempt to do so;

6.2.2    induce, request or attempt to influence any customers or suppliers of Bandwidth to curtail or cancel their business or prospective business with Bandwidth or in any way interfere with Bandwidth's business relationships; or

6.2.3    induce, solicit, assist or facilitate the inducement or solicitation by a third person of any employee, officer, agent or representative of Bandwidth, to terminate their respective relationship with Bandwidth or in any way interfere with Bandwidth's employee, officer, agent or representative relationships.

6.3    Tolling; Relief of Obligations. In the event that Executive breaches any provision of this Section 6, that violation will toll the running of the restricted period set forth in Section 6.2 from the date of commencement of such violation until such violation ceases.

6.4    "Blue Penciling" or Modification. If the length of time, geographic area or scope of restricted business activity set forth in Section 6.2 is deemed unreasonably restrictive or unreasonable in any other respect in any court proceeding, Executive and Bandwidth agree and consent to such court's modifying or reducing such restriction(s) to the extent deemed reasonable under the circumstances then presented. Executive agrees and acknowledges that for purposes of this Section 6, Executive is an executive, manager or officer of Bandwidth.

6.5    Definitions. As used in this Section 6, the following terms will have the following definitions:

        (i)    The terms “compete” or “in competition,” as used herein, will be deemed to include, without limitation, becoming or being an employee, owner, partner, consultant, agent, stockholder, director, or officer of any person, partnership, firm, corporation or other entity (other than Bandwidth) which engages in (i) the business of developing, providing, offering and selling (A) retail VoIP services, including, without limitation, IP based unified communications services and trunking services; wholesale VoIP services; (B) wholesale origination, termination or SMS services; (C)

Exhibit 10.1
emergency solutions for telecommunications carriers, including, without limitation, end-to-end call control and support, real-time address validation, automated provisioning and/or geospatial routing; (D) communication platform as a service (or CPaaS) solutions, including, without limitation, application program interfaces deploying, causing the use of, or using origination, termination, or SMS services; and/or (E) product(s) or service(s) to which any of clauses (A) through (D) apply and/or any product(s) or service(s) that perform substantially similar functions to which any of clauses (A) through (D) apply, or (ii) any other business conducted by Bandwidth immediately prior to such termination (or in which Bandwidth shall at such time be actively preparing to engage). Notwithstanding the foregoing, ownership of five (5%) percent or less of any class of securities of an entity will not constitute competition with Bandwidth.

        (ii)    The phrases “engage in a business” or “engage in a line of business” and similar phrases will be deemed to include marketing or otherwise selling products or researching, writing, developing, designing, distributing, testing or manufacturing products or services or otherwise preparing to market or sell products or services.

7.    Nondisclosure of Confidential Information.

7.1    Executive acknowledges that the discharge of his duties under this Agreement will necessarily involve his access to Confidential Information. Executive acknowledges that the unauthorized use by him or disclosure by him of such Confidential Information to third parties might cause irreparable damage to Bandwidth and Bandwidth's business. Accordingly, Executive agrees that at all times after the date hereof he will not copy, publish, disclose, divulge to or discuss with any third party nor use for his own benefit or that of others, without the prior express written consent of the Chief Executive Officer, except in the normal conduct of his duties under this Agreement, any Confidential Information, it being understood and acknowledged by Executive that all Confidential Information created, compiled or obtained by Executive or Bandwidth, or furnished to Executive by any person while Executive is associated with Bandwidth remains its exclusive property.

7.2    Promptly upon termination of his employment, irrespective of the time or manner thereof or reason therefor, and whether such termination is by Bandwidth or Executive, Executive agrees to return and surrender to Bandwidth all tangible Confidential Information in any manner in his control or possession, as well as all other Bandwidth property.

7.3    Pursuant to the Defend Trade Secrets Act of 2016, Executive understands that:

An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

8.    Remedies Inadequate.

8.1    Executive acknowledges that the services to be rendered by him to Bandwidth as contemplated by this Agreement are special, unique and of extraordinary character. Executive expressly agrees and understand that the remedy at law for any breach by him of Section 6 or 7 of this Agreement will be inadequate and that the damages flowing from such breach are not readily susceptible to being

Exhibit 10.1
measured in monetary terms. Accordingly, upon adequate proof of Executive's violation of any legally enforceable provision of Section 6 or 7, Bandwidth will be entitled to immediate injunctive relief, including, without limitation, a temporary order restraining any threatened or further breach. In the event any equitable proceedings are brought to enforce the provisions of any of Section 6, 7 or 8, Executive agrees that he will not raise in such proceedings any defense that there is an adequate remedy at law, and Executive hereby waives any such defense. Nothing in this Agreement will be deemed to limit Bandwidth's remedies at law or in equity for any breach by Executive of any of the provisions of Section 6 or 7 which may be pursued or availed of by Bandwidth. Without limiting the generality of the immediately preceding sentence, any covenant on Executive's part contained in Section 6 or 7, which may not be specifically enforceable will nevertheless, if breached, give rise to a cause of action for monetary damages.

8.2    Executive has carefully considered, and has had adequate time and opportunity to consult with his own counsel or other advisors regarding the nature and extent of the restrictions upon him and the rights and remedies conferred upon Bandwidth under Sections 6, 7 and 8, and hereby acknowledges and agrees that such restrictions are reasonable in time, territory and scope, are designed to eliminate competition which otherwise would be unfair to Bandwidth, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive's sole means of support, are fully required to protect the legitimate interests of Bandwidth and do not confer a benefit upon Bandwidth disproportionate to the detriment to Executive.

8.3    The covenants and agreements made by Executive in Sections 6, 7 and 8 will survive full payment by Bandwidth to Executive of the amounts to which Executive is entitled under this Agreement, the expiration of the Employment Period and this Agreement.

9.    Rights. Executive acknowledges and agrees that any procedure, design feature, schematic, invention, improvement, development, discovery, know how, concept, idea or the like (whether or not patentable, registrable under copyright or trademark laws, or otherwise protectable under similar laws) that Executive may conceive of, suggest, make, invent, develop or implement, during the course of his service pursuant to this Agreement (whether individually or jointly with any other person or persons), relating in any way to the business of Bandwidth or to the general industry of which Bandwidth is a part, as will all physical embodiments and manifestations thereof, and all patent rights, copyrights, trademarks (or applications therefor) and similar protections therein (all of the foregoing referred to as "Work Product"), will be the sole, exclusive and absolute property of Bandwidth. All Work Product will be deemed to be works for hire and, in addition to the Work Product being works for hire, Executive hereby assigns to Bandwidth all right, title and interest in, to and under such Work Product, including without limitation, the right to obtain such patents, copyright registrations, trademark registrations or similar protections as Bandwidth may desire to obtain. Executive will immediately disclose all Work Product to Bandwidth and agrees, at any time, upon Bandwidth's request and without additional compensation, to execute any documents and otherwise to reasonably cooperate with Bandwidth respecting the perfection of its right, title and interest in, to and under such Work Product, and in any litigation or controversy in connection therewith, all expenses incident thereto to be borne by Bandwidth.

10.    Assignment of Payment Rights. In no event will Bandwidth be obligated to make any payment under this Agreement to any assignee or creditor of Executive, other than to the estate of Executive after his death. Prior to the time of payment under this Agreement, neither Executive nor his legal representative will have any right by way of anticipation or otherwise to dispose of any interest under this Agreement.

11.    Bandwidth's Obligations Unfunded. Except as to any benefits that may be required to be funded under any benefit plan of Bandwidth pursuant to law, as provided for in this Agreement or pursuant to other agreements and which are not for the sole benefit of Executive, the obligations of

Exhibit 10.1
Bandwidth under this Agreement are not funded and Bandwidth will not be required to set aside or deposit in escrow any monies in advance of the due date for payment thereof to Executive.

12.    Notices. Any notice to be given hereunder by Bandwidth to Executive will be deemed to be given if delivered to Executive in person, if emailed to Executive at his business email address or if mailed or overnighted to Executive at his address last known on the records of Bandwidth, and any notice to be given by Executive to Bandwidth will be directed either to Bandwidth's Chief Executive, Secretary or General Counsel, and in any case it will be deemed to be given if delivered in person, if emailed to the address at his business email address or if mailed or overnighted to the person at his address last known on the records of Bandwidth, unless any party will have duly notified the other parties in writing of a change of address. All notices are deemed given when delivered to such address, or if otherwise actually received by the addressee.

13.    Section 409A.

13.1    In order to ensure compliance with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”), the provisions of this Section 13 shall govern in all cases over any contrary or conflicting provision in this Agreement (other than a comparable Section 409A provision that is expressly intended to govern over this provision by its terms). The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Executive acknowledges and agrees that Bandwidth has made no representation to Executive as to the tax treatment of the compensation and benefits provided pursuant to this Agreement and that Executive is solely responsible for all taxes due with respect to such compensation and benefits.

13.2    To the extent necessary to comply with Section 409A, references in this Agreement to “termination of employment” or “terminates employment” (and similar references) shall have the same meaning as “separation from service” under Code Section 409A(a)(2)(A)(i), and no payment subject to Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) when Executive incurs a “separation from service” under Code Section 409A(a)(2)(A)(i) (a “Separation from Service”). In addition, if Executive is a “specified employee” within the meaning of Section 409A at the time of his Separation from Service, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable on account of, and within the first six months following, Executive’s Separation from Service, and not by reason of another event under Section 409A, will become payable on the first business day after six months following the date of Executive’s Separation from Service or, if earlier, the date of Executive’s death.

13.3    Consistent with the requirements of Section 409A, to the extent that any reimbursement or in-kind benefit provided is taxable and subject to Section 409A, unless stated otherwise: (i) reimbursements and in-kind benefits will be provided only during the period during which Executive is employed or receiving Severance; (ii) the expenses eligible for reimbursement or the in-kind benefits provided in any given calendar year will not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year; (iii) the reimbursement of an eligible expense must be made no later than the last day of calendar year following the calendar year in which the expense was incurred; and (iv) the right to reimbursements or in-kind benefits cannot be liquidated or exchanged for any other benefit.

13.4    Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Bandwidth payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except

Exhibit 10.1
as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

13.5    In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation subject to Section 409A. In no event shall the timing of Executive’s execution of the general release of claims, directly or indirectly, result in Executive designating the calendar year of payment of any nonqualified deferred compensation subject to Section 409A, and if such a payment that is subject to execution of the general release of claims could be made in more than one taxable year, payment shall be made in the later taxable year.

14.    Amendments. This Agreement will not be modified or discharged, in whole or in part, except by an agreement in writing signed by all parties.

15.    Entire Agreement. Except as expressly provided for herein, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. The parties are not relying on any other representation, express or implied, oral or written. This Agreement supersedes any prior employment agreement, written or oral, between Executive and Bandwidth; provided, however that other non-competition, non-solicitation, confidentiality agreements, and other restrictive covenant agreements between Executive and Bandwidth remain in effect and this Agreement and such other agreements may be enforced by Bandwidth independently or simultaneously.

16.    Captions; Terms. The captions contained in this Agreement are for convenience of reference only and do not affect the meaning of any terms or provisions hereof. References to "termination of employment," "termination of Executive," "termination of this Agreement," "termination of the Employment Period," and any other terms of similar meaning will all be deemed equivalent. Masculine, feminine and neuter pronouns are interchangeable as context requires.

17.    Binding Effect. The parties may not assign this Agreement and may not assign or delegate any right or duty hereunder and any attempt to do so is void. Subject to the foregoing, the rights and obligations of Bandwidth hereunder will inure to the benefit of, and will be binding upon, Bandwidth and its successors and assigns, and the rights and obligations of Executive hereunder will inure to the benefit of, and will be binding upon, Executive and his heirs, personal representatives and estate.

18.    Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially enforceable provision will be binding and enforceable to the extent enforceable in any jurisdiction.

19.    Governing Law and Venue. This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of North Carolina, without regard to conflict of laws. Other than disputes that by the terms of this Agreement are to be resolved through binding arbitration, any and all actions brought arising out of, or based in whole or in part upon this Agreement or the employment relationship between Executive and Bandwidth, will be brought in either a federal or state court sitting in Raleigh, North Carolina, and the parties consent to jurisdiction and venue thereof.

Exhibit 10.1

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written, effective the Effective Date.

Bandwidth:

BANDWIDTH INC.

By    _______________________
David Morken
    Chief Executive Officer

Executive:

__________________________
Anthony Bartolo

Exhibit 10.1
EXHIBIT A
EMPLOYMENT AGREEMENT
DEFINITIONS

"Change in Control" means, and will be deemed to have occurred at such time as: (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of twenty-five percent (25%) or more of the combined voting power of Bandwidth's Voting Securities; (ii) sale of all or substantially all of the assets of Bandwidth, or any merger, consolidation, or reorganization to which Bandwidth is a party and as the result of which Bandwidth's stockholders prior to the transaction do not own at least fifty percent (50%) of the voting power of the surviving entity in the election of directors; or (iii) individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of Bandwidth's Board of Directors. Notwithstanding the foregoing, no event unilaterally caused by Executive by virtue of his stock ownership will be a Change in Control. Further notwithstanding the foregoing, a Change in Control shall not be deemed to occur unless the transaction also constitutes a change in the ownership or effective control of Bandwidth or a change in the ownership of a substantial portion of the assets of Bandwidth, each as defined in Code Section 409A(a)(2)(A)(v) and the regulations promulgated thereunder; however, a Change in Control shall be deemed to occur if the transaction constitutes a change in the ownership or effective control of Bandwidth or a change in the ownership of a substantial portion of the assets of Bandwidth, each as defined in Code Section 409A(a)(2)(A)(v) and the regulations promulgated thereunder, regardless of whether it satisfies the foregoing.

"Confidential Information" means all information or trade secrets of any type or description belonging to Bandwidth that are proprietary and confidential to Bandwidth and are not publicly disclosed or are only disclosed with restrictions. Without limiting the generality of the foregoing, Confidential Information includes strategic plans for carrying on business, other business plans, cost data, internal financial information, customer lists, employee lists, vendor lists, business partner or alliance lists, drawings, designs, schematics, flow charts, specifications, inventions, calculations, discoveries and any letters, papers, documents or instruments disclosing or reflecting any of the foregoing, and all information revealed to, acquired or created by Executive during Executive's employment by Bandwidth relating to any of the foregoing.

"Continuing Directors" will mean and include the persons constituting Bandwidth's Board of Directors as of the Effective Date, and any person who becomes a director of Bandwidth subsequent to the date hereof whose election, or nomination for election by Bandwidth's stockholders, was approved by an affirmative vote of at least a majority of the then Continuing Directors (either by a specific vote or if Bandwidth is then subject to the proxy rules of the Exchange Act then by approval of the proxy statement of Bandwidth in which such person is named as a nominee for director or of the inclusion of such person in such Proxy Statement as such a nominee, in any case without objection by any member of such approving majority of the then Continuing Directors to the nomination of such person or the naming of such person as a director nominee).

"Voting Securities" means Bandwidth's outstanding securities ordinarily having the right to vote at elections of directors.

Exhibit 10.1
EXHIBIT B
FORM OF RELEASE

Separation Agreement and Release

    This Separation Agreement and Release (“Agreement”) is made by and between Anthony Bartolo (“Executive”) and Bandwidth Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).
    WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of __________, 2022 (the “Employment Agreement”); and
    WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective ________, 2022, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company, Executive’s right to indemnification, advancement of expenses, claims for coverage and similar rights under Section 3.8.1 of the Employment Agreement, the constituent documents of the Company or any of its subsidiaries or affiliates pursuant to contract or applicable law, under any insurance policies maintained by the Company or any of its subsidiaries or affiliates, or Executive’s rights to receive the payments and benefits described in Sections 3.3.2 and 3.4 of the Employment Agreement (collectively, the “Retained Claims”).
    NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 3.3.2 and Section 3.4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:
    1.    Severance Payments; Salary and Benefits. The Company agrees to provide Executive with the severance payments and benefits described in Sections 3.3.2 and 3.4 of the Employment Agreement, vesting or payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 5.1 of the Employment Agreement, subject to and in accordance with the terms thereof.

    2.    Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of its or their respective current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of Executive’s or their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any

Exhibit 10.1
omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

        (a)    any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

        (b)    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

        (c)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

        (d)    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

        (e)    any and all claims for violation of the federal or any state constitution;

        (f)     any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

        (g)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;

        (h)    any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates (including, without limitation, the Retaliatory Employment Discrimination Act (REDA), the North Carolina Persons with Disabilities Protection Act (PDPA), the Equal Employment Practices Act (EEPA), the Sickle Cell and Hemoglobin Trait Discrimination Act, the Genetic Testing and Information Discrimination Act, the Use of Lawful Products Discrimination Act, the AIDS and HIV Status Discrimination Act, the Jury Service Discrimination Act, and the Military Service Discrimination Act); and

        (i)    any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or

Exhibit 10.1
regulation (including Executive’s right to receive an award for information provided to any such government agencies), Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering monetary or other individual relief from the Company or any Releasee) in connection with any charge, investigation or proceeding, or any related complaint or lawsuit, filed by Executive or by anyone else on Executive’s behalf before the federal Equal Employment Opportunity Commission or a comparable state or local agency), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law, and any Retained Claims. This release further does not release claims for breach of Sections 3.3.2, 3.4, and 5.1 of the Employment Agreement, which claims shall be considered Retained Claims.

    3.    Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has [21][45] days within which to consider this Agreement, and the Parties expressly agree that such time period to review this Agreement shall not be extended upon any material or immaterial changes to this Agreement; (c) Executive has 7 business days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

    4.    Post-Termination Obligations. Executive reaffirms Executive’s continuing obligations under Sections 6, 7 and 9 of the Employment Agreement.

    5.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

    6.    No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

    7.    Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 5.2 and 19 of the Employment Agreement.

    8.    Effective Date. Executive has seven business days after Executive signs this Agreement to revoke it and this Agreement will become effective upon the expiration of such seven business day

Exhibit 10.1
period, so long as it has been signed by the Parties and has not been revoked by Executive before that date.

    9.    Trade Secrets; Whistleblower Protections. In accordance with 18 U.S.C. §1833, notwithstanding anything to the contrary in this Agreement, the Employment Agreement, the Proprietary Information Agreement or any other agreement between Executive and the Company or any of its subsidiaries in effect as of the date Executive receives this Agreement (together, the “Subject Documents”): (a) Executive will not be in breach of the Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Furthermore, the Parties agree that nothing in the Subject Documents prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation or releases or restrains Executive’s right to receive an award for information provided to any such government agencies.

10.    Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

    IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated:	_____________________ Anthony Bartolo

BANDWIDTH INC.
Dated:	By: ________________ Name: Title: